Exhibit 10(b)

UNION PACIFIC CORPORATION
EXECUTIVE INCENTIVE PLAN

Effective May 5, 2005
Amended and Restated Effective September 24, 2026

UNION PACIFIC CORPORATION
EXECUTIVE INCENTIVE PLAN
(as Amended and Restated Effective September 24, 2026)

Union Pacific Corporation, a corporation existing under the laws of the State of Utah (the “Company”), heretofore established and adopted the Union Pacific Corporation Executive Incentive Plan, effective as of May 5, 2005, as amended (the “Plan”). The Plan was amended and restated effective as of January 1, 2009 to reflect the provisions of Section 409A of the Code and effective as of January 1, 2020 to reflect the Company’s Policy for Recoupment of Incentive Compensation. The Plan was amended and restated to reflect changes to the name and obligations of the Committee, effective September 24, 2026.
1.PURPOSE
The purposes of the Plan are to provide personal incentive and financial rewards to executives who, because of the extent of their responsibilities, can and do make significant contributions to the success of the Company and its Subsidiaries by their ability, industry, loyalty and exceptional services. Making such executives participants in that success will advance the interests of the Company and its shareholders and will assist the Company in attracting and retaining such executives.
2.DEFINITIONS
The following terms shall have the following meanings:
“Award” means an opportunity granted to a Participant under Section 5 to receive an amount under the Plan.
“Board” means the Board of Directors of the Company.
“Certification” shall have the meaning set forth in Section 5(c).
“Chief Executive Officer” means the chief executive officer of the Company, or the person performing the function of the principal executive officer of the Company, as of the end of the year.
“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any successor statute.
“Committee” means the Compensation and Talent Committee of the Board, or such other committee of the Board as may from time to time be designated by the Board to administer the Plan pursuant to Section 4.

“Covered Employee” means, with respect to any year, the Chief Executive Officer and any other employee who as of the end of a Year is an “executive officer” of the Company as defined under Rule 3b-7, or any successor provision thereto, under the Securities Exchange Act of 1934.
“Maximum Payment” shall have the meaning set forth in Section 5(b).
“Operating Income,” with respect to any Year, means the Company’s annual operating income (operating revenues less operating expenses) for the Year as prepared pursuant to generally accepted accounting principles applicable in the United States (“GAAP”), but excluding the effect of any (a) accruals for amounts payable in respect of the Plan, (b) gains or losses arising from or related to the extinguishment of debt, the disposal of real estate, restructurings and extraordinary items as disclosed in the Company’s consolidated statement of operations, notes to the consolidated financial statements or management’s discussion and analysis with respect to the consolidated financial statements for the applicable Year or in another Company filing with the Securities and Exchange Commission, and (c) the cumulative effect of changes in accounting principles. Operating Income excludes the effect of any discontinued operations reported in the Company’s consolidated statement of operations. For purposes solely of this definition of “Operating Income,” a “restructuring” shall be deemed to mean any event described in or reported pursuant to Item 2.05 of Securities and Exchange Commission Form 8-K.
“Participant” means any executive of the Company or of a Subsidiary of the Company selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan with respect to any given Year. A Participant may be a person who becomes an executive during the Year. An executive must be employed by the Company or any Subsidiary on November 1 of the Year in which the executive is selected by the Committee pursuant to Section 5(a) to receive an Award under this Plan and need not be employed on any date thereafter.
“Shares” means the shares of the Company’s common stock, par value $2.50 per share, or a stock-based award, issued pursuant to and subject to the limitations of the Union Pacific Corporation 2004 Stock Incentive Plan or another stockholder-approved plan of the Company.
“Subsidiary” means any corporation of which the Company owns directly or indirectly at least a majority of the outstanding shares of voting stock.
“Year” means a fiscal year (which is the period January 1 to December 31).
3.ELIGIBILITY
The individuals entitled to participate in the Plan shall be the Company’s Chief Executive Officer and such other Participants as shall be selected from time to time by the Committee.
4.ADMINISTRATION
a.Composition of the Committee. The Plan shall be administered by the Committee, as appointed from time to time. The Board shall fill vacancies on, and from time to time may remove or add members to, the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

b.Powers of the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions as may from time to time be adopted by the Board, to: (i) select the Participants to whom Awards may from time to time be granted hereunder; (ii) determine the terms of an Award and whether an Award shall be paid in cash or Shares, not inconsistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) establish the incentive pool in respect of a Year; (v) determine the total amount of incentives to be awarded in respect of a Year; (vi) certify the Maximum Payment for each Covered Employee in respect of a Year; (vii) interpret and administer the Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (ix) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
c.Decisions of the Committee. Decisions of the Committee, or if applicable, the Committee’s delegate(s), shall be final, conclusive and binding on all persons or entities, including the Company and any Participant. Notwithstanding the foregoing, determinations of the Committee under Section 5(a) and Section 5(d) with respect to the Chief Executive Officer shall be reviewed and conditioned upon ratification by the independent directors then serving on the Board, and such determinations shall become conclusive and binding upon such approval.
d.Delegation of Authority. The Committee may delegate to a subcommittee or to one or more officers of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.
5.AWARDS
a.Establishment of Incentive Program. Not later than 90 days after the commencement of each Year, the Committee may establish the incentive program under this Plan for the Year by determining (i) the performance criteria to be used to determine the amount payable under the Plan, which may be applicable for purposes of determining the aggregate amount payable to all Participants (an “incentive pool”) or may be applicable on an individual Participant basis, and (ii) any other conditions or criteria applicable to Awards. Notwithstanding the foregoing, the amount payable under any Award may be adjusted by the Committee (including to zero) as it determines in its discretion. Furthermore, the amount payable under the Plan may be increased by the Committee based upon amounts payable but not paid under the annual incentive program from the previous Year.
b.Maximum Payment for Covered Employees. Notwithstanding any other provision of the Plan to the contrary, the maximum amount payable under an Award to any Covered Employee for any Year (such amount, the “Maximum Payment”), regardless of when actually paid, shall not exceed 0.25% of Operating Income for that Year in the case of the Chief Executive Officer or 0.15% of Operating Income for that Year in the case of each other Covered Employee.
c.Certification. As soon as reasonably practicable following the conclusion of each Year, the Committee shall certify, in writing, Operating Income for purposes of the Plan, the size of the Maximum Payments for each Covered Employee for such Year and, to the extent appropriate, that any other material terms were satisfied (the “Certification”).

d.Payment of Awards. Following the Certification, the Committee shall determine in its discretion the amount, if any, actually to be paid under an Award to a Participant. The amount payable to a Covered Employee shall not exceed the Maximum Payment applicable to such Covered Employee. The actual amount of the Award determined by the Committee for a Year shall be paid to each Participant at such time as determined by the Committee in its discretion, provided that payment shall, unless deferred in accordance with the separate deferral program referred to in Section 6.c, in all events be made to a Participant no later than two and one-half (2½) months following the close of the Year for which the Participant performed services to which the Award relates. Awards shall be paid in cash or, in the Committee’s discretion, in Shares, or any combination thereof.
6.GENERALLY APPLICABLE PROVISIONS
a.Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan in whole or in part and, if suspended or terminated, may reinstate any or all of its provisions, except that without the consent of the Participant, no amendment, suspension or termination of the Plan shall be made which materially adversely affects Awards previously made to the Participant. Notwithstanding the foregoing, no amendment which is material for purposes of shareholder approval imposed by applicable law shall be effective in the absence of action by the shareholders of the Company.
b.Section 409A of the Code. The provisions of this Plan shall be administered and interpreted so that the Awards made hereunder shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, except that that Company may establish a separate program or programs (e.g. the Deferred Compensation Plan of Union Pacific Corporation) by which Participants may be eligible to elect to defer all or a portion of an Award, subject to the requirements of Section 409A of the Code, and such deferral may be paid in cash or Shares. Any such deferral shall be made, administered and interpreted in accordance with the terms of such separate program or programs.
c.Tax Withholding. The Company or any Subsidiary shall have the right to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable Federal, State and local taxes required to be paid or withheld. The Company or any Subsidiary shall have the right to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or any Subsidiary shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations.
d.Right of Discharge Reserved: Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Participant the right to continue in the employment of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment of (or to demote or exclude from future Awards under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

e.Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
f.Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
g.Construction. All references in the Plan to “Section” or “Sections” are intended to refer to the Section or Sections, as the case may be, of the Plan. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
h.Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
i.Clawback and Recoupment. Awards granted under this Plan are subject to recoupment, including in connection with a financial restatement or any detrimental conduct, pursuant to and in accordance with the Company’s Policy for Recoupment of Incentive Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy shall be treated as an event giving rise to a right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company.
j.Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah and construed accordingly.
k.Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.
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